[FULBRIGHT & JAWORSKI LETTERHEAD]




                                                    May 22, 1996


USA Detergents, Inc.
1735 Jersey Avenue
North Brunswick, New Jersey 08902

Dear Sirs:

                  We refer to the registration statement on Form S-1, filed on May 22, 1996 (the "Registration Statement"), by USA Detergents, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 300,000 shares (the "Shares") of the Company's Common Stock, $.01 par value (the "Common Stock"), to be sold by the Company.

                  As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, the Shares have been duly and validly authorized and, when sold in the manner described in the Registration Statement, and upon receipt by the Company of payment therefor, will be legally issued, fully paid and non-assessable.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                    Very truly yours,



                                                    FULBRIGHT & JAWORSKI L.L.P.